Exhibit 10.30

Personal and Confidential

December 18, 2009

Russell Smith

Dear Russell:

It is my pleasure to extend to you a formal offer to join Edgewater Technology – Fullscope, Inc., a Delaware corporation and wholly-owned subsidiary of Edgewater Technology, Inc. (“Edgewater Technology”) as the Senior Vice President of the Edgewater Technology – Fullscope subsidiary reporting to Shirley Singleton. You will receive a bi-weekly gross salary of $7,407.41 (annualized to $200,000,00) payable in accordance with the Company’s normal payroll procedures.

Your targeted annual contingent compensation for fiscal year 2010 is $100,000.00 and the targets for achieving such bonus will be determined after you come on board through the annual business planning process. All bonus plans and percentages are determined annually during the planning process and are subject to change. In the case of all bonuses, you must be employed by the Company on the date any bonus is paid in order to be eligible to receive it.

In addition to the compensation components discussed above, you will be granted 15,000 restricted shares in accordance with the 2003 Stock Option Plan. Vesting occurs over a five year period. 20% vests annually from the date of the grant. At the end of the 12-month period following your date of hire, subject to your continued employment with the Company, you will be eligible to earn additional stock option grants based on EBITDA performance of the Edgewater Technology – Fullscope subsidiary as outlined in Exhibit A. These stock option grants will vest 33% per year from the date of the grant provided you remain employed with the Company.

In the event your employment is terminated for anything other than “Just Cause”, you will be eligible to receive salary continuation for a period of three (3) months. For purposes of this Agreement, “Just Cause” shall mean termination of the employee’s employment by the Company because of (a) repeated and willful refusal to comply with reasonable and explicit directives from the Company, (b) willful and repeated breach or habitual neglect of your material duties or responsibilities as an employee (defined as the commission by the employee of a felony or the perpetration by the employee of a dishonest act or fraud or break by the employee of any obligations under the Confidentiality and Non-Disclosure Agreement or the Key Stockholder Non-Competition Agreement), or (c) the failure to perform your duties in a satisfactory manner.

Edgewater Technology, Inc.

Corporate Headquarters

20 Harvard Mill Square

Wakefield, MA 01880-3260

www.edgewater.com

At this time, all Fullscope employees will remain on their current health, dental and vision plans. With the exception of those benefits, provided you meet the eligibility criteria, you and your covered dependents will be eligible to participate in Edgewater Technology’s benefit programs. The extent of this coverage will depend on the options which you select. A summary of the benefit programs is enclosed for your review, Of course, all such benefits are governed solely by the terms and conditions of the applicable plans relating to such benefits.

This offer is expressly contingent upon the satisfactory completion and approval of background and reference checking and the execution and delivery of the attached Employee Confidentiality and Non-Disclosure Agreement. To confirm your acceptance of this offer, please sign and return one (1) copy of this letter, one (1) copy of the Employee Confidentiality and Non-Disclosure Agreement, the Employment Application and the Background Check Disclosure and Consent Form in the self-addressed Federal Express envelope within one week of the date of this letter.

Your employment is contingent upon completing the Form 1-9 (Employment Eligibility Verification) and providing the required documentation establishing your legal right to work in the U.S. Please bring proper documentation on your first day of employment.

Of course, as with all employment with Edgewater Technology, you will be an employee at will. You therefore can resign from your employment at any time, for any reason. Likewise, Edgewater Technology can terminate the employment relationship at any time, for any reason or no reason, with or without cause and with or without notice.

We are enthusiastic about the prospect of your joining Edgewater Technology and look forward to a mutually beneficial relationship.

Sincerely,

/s/ Kristin L. Zaepfel

Kristin L. Zaepfel

Vice President, Human Resources

I have read and understand the provisions of this letter and intend to join Edgewater Technology as proposed.

1/11/2010
Date

Exhibit A

EBITDA Growth	EBITDA Target	Total Option Value	Russell Option Value
10.0%	2,750,000	62,500
15.0%	2,875,000	93,750
20.0%	3,000,000	125,000
25.0%	3,125,000	156,250
30.0%	3,250,000	187,500
35.0%	3,375,000	218,750

At the end of the 12-month period following your date of hire, subject to your continued employment with the Company, you will be eligible to earn additional stock option grants based upon the Edgewater Technology - Fullscope subsidiary EBITDA performance as outlined above. These stock option grants will vest 33% per year provided you remain employed with the Company.

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